EXHIBIT 99.1
Corcept Therapeutics Announces Third Quarter Financial Results and Provides Corporate Update
•Revenue of $340.5 million, a 64 percent increase over the same period in 2025
◦Korlym® and authorized generic product revenue of $249.1 million
◦Lifyorli® product revenue of $91.4 million
•Reiterated 2026 revenue guidance of $1.1 – $1.2 billion
•Net income of $126.8 million, compared to $19.7 million in third quarter 2025
•Net income per common share (diluted) of $1.01, compared to $0.16 in third quarter 2025
•Quarterly cash and investments increase of $117.7 million, to $662.3 million
•BELLA Part A trial results in platinum-resistant ovarian cancer: Patients who received Lifyorli (relacorilant) in addition to nab-paclitaxel and bevacizumab demonstrated clinically meaningful progression-free survival (PFS), objective response rate (ORR) and overall survival (OS), with the most pronounced results being in patients earliest in their course of treatment in the platinum-resistant setting, including patients who had no prior treatment with bevacizumab
REDWOOD CITY, Calif., (November 3, 2026) – Corcept Therapeutics Incorporated (NASDAQ: CORT), a commercial-stage company engaged in the discovery and development of medications to treat severe endocrinologic, oncologic, metabolic and neurologic disorders by modulating the effects of the hormone cortisol, today reported its results for the third quarter.
Financial Results
“Awareness of the importance of diagnosing and treating patients with Cushing’s syndrome is steadily increasing and is driving the growth of our endocrinology business,” said Joseph K. Belanoff, MD, Corcept’s Chief Executive Officer. “Lifyorli’s uptake in ovarian cancer has been both very rapid and broad. Since its April 1st launch, more than 2,300 patients have received the medication. More than 1,700 physicians have prescribed it. We expect continued growth in both businesses and have reiterated our 2026 revenue guidance of $1.1 – $1.2 billion.”
Corcept’s third quarter 2026 revenue was $340.5 million, compared to $256.1 million in the second quarter of 2026. Korlym and authorized generic revenue increased 19 percent, to $249.1 million. Lifyorli revenue grew 92 percent, to $91.4 million.
Third quarter 2026 operating expenses were $225.7 million, compared to $214.8 million in the second quarter of 2026. Third quarter 2026 net income was $126.8 million, compared to $43.0 million in the second quarter of 2026.
Cash and investments were $662.3 million at September 30, 2026, compared to $544.6 million at June 30, 2026. The balance at September 30, 2026 reflects the acquisition of $43.7 million of common stock in the third quarter pursuant to the company’s stock repurchase program as well as shares acquired upon the exercise of employee stock options and the vesting of restricted stock grants.
Clinical Development
Hypercortisolism (Cushing’s Syndrome)
•American Diabetes Association (ADA) and European Association for the Study of Diabetes (EASD)’s Consensus Report on the Management of Type 2 Diabetes, published in October 2026, recommends screening for hypercortisolism in diabetic patients with poor glucose control despite ongoing medications; cites mifepristone as a potentially beneficial treatment

•Relacorilant for patients with Cushing’s syndrome – Resubmitted New Drug Application Prescription Drug User Fee Act (PDUFA) date of December 17, 2026
“The ADA and EASD consensus statement is an important advance for the many patients whose difficult-to-control hyperglycemia is a manifestation of undiagnosed Cushing’s syndrome,” said Bill Guyer, PharmD, Corcept’s Chief Development Officer. “Optimal care starts with screening and a correct diagnosis. The ADA/EASD report also identifies mifepristone as a potential treatment, citing the positive results of our CATALYST trial.”
Oncology
Relacorilant in Combination with Chemotherapy
•BELLA Part A –Phase 2 trial of relacorilant plus nab-paclitaxel and bevacizumab in 95 patients with platinum-resistant ovarian cancer demonstrated clinically meaningful median PFS of 7.2 months, ORR of 59 percent and OS of 88 percent at 6-months (median OS not yet reached at the time of the primary analysis); benefit was most pronounced among patients who had not received bevacizumab previously (these patients had received fewer prior lines of treatment): median PFS of 8.1 months, ORR of 66 percent and 6-month OS of 91 percent; safety profile of relacorilant plus nab-paclitaxel and bevacizumab was consistent with the known profiles of each individual agent, with no new safety signals identified
•BELLA Part B – Enrollment nearing completion in Phase 2 trial of relacorilant plus nab-paclitaxel and bevacizumab in 90 patients with platinum-sensitive ovarian cancer whose disease progressed while on a PARP inhibitor – Results expected by the end of next year
•BELLA Part C – Enrollment completed in Phase 2 trial of relacorilant plus nab-paclitaxel in 92 patients with endometrial cancer (received one or two prior lines of therapy) – Results expected by the end of next year
•TRIDENT – Enrollment continues in Phase 2 trial of relacorilant plus nab-paclitaxel and gemcitabine as first-line therapy in 60 patients with pancreatic cancer – Results expected by the end of next year
•STELLA – Initiated Phase 2 trial of relacorilant plus nab-paclitaxel in 50 patients with cervical cancer (received one or two prior lines of therapy), conducted in collaboration with ARCAGY-GINECO
•Marketing Authorization Application (MAA) – European Medicines Agency’s Committee for Medicinal Products for Human Use (CHMP) recommended in September 2026 that the European Commission should approve our MAA for relacorilant plus nab-paclitaxel to treat patients with platinum-resistant ovarian cancer – Approval expected by the end of this year
Relacorilant in Combination with Androgen Deprivation Therapy
•Prostate cancer – Enrollment continues in randomized, placebo-controlled Phase 2 trial of relacorilant plus enzalutamide in early-stage prostate cancer, conducted in collaboration with the University of Chicago – Results expected by the end of next year
Nenocorilant in Combination with Immunotherapy
•SYNERGY – Enrollment continues in Phase 1b dose-finding trial of nenocorilant plus nivolumab in 30 patients with a variety of solid tumors – Results expected by the end of next year
“Substantial preclinical and clinical data suggest that our proprietary, selective glucocorticoid receptor (GR) antagonists benefit patients both by sensitizing their tumors to chemotherapy and by bolstering their immune system’s ability to combat the disease,” said Dr. Guyer. “Our goal is to establish GR antagonism as a mechanism for treating a broad range of solid tumors, in combination with a variety of anticancer therapies, at every stage of disease. Our BELLA Part A results provide the latest evidence of GR antagonism’s versatility, especially when administered earlier in the course of disease. Our current trials – BELLA (Parts B and C), TRIDENT and

SYNERGY – will generate important data in 2027. But these studies are just the start. We are aggressively expanding our research activities, with the goal of helping many more patients.”
Metabolic Dysfunction-Associated Steatohepatitis (MASH)
•MONARCH Study Design – Cohort A enrolled 82 patients with biopsy-confirmed MASH, randomized 2:1 to receive either 100 mg of miricorilant twice weekly or placebo for 48 weeks; Cohort B enrolled 93 patients with presumed MASH, randomized 2:1 to receive either (i) 100 mg of miricorilant twice weekly for 6 weeks, then 200 mg of miricorilant twice weekly for 18 weeks or (ii) placebo for 24 weeks
•MONARCH Results – Patients who received 200 mg of miricorilant twice weekly experienced a significantly larger reduction in liver fat than patients who received 100 mg of miricorilant twice weekly; patients – in Cohort A – who received pre- and post-treatment liver biopsies experienced an improvement in fibrosis of 19 percent at 48 weeks; importantly, miricorilant was very well tolerated in both cohorts; the rate of adverse events between the miricorilant and placebo arms was virtually indistinguishable; we are starting a Phase 2 trial soon to evaluate a higher dose of miricorilant, 100 mg daily
“We are encouraged by the dose-dependent reductions in liver fat, and improvement in fibrosis observed at the very low doses of miricorilant administered in MONARCH. We plan to study higher doses, to see if miricorilant’s fat- and fibrosis-reducing activity can be realized without sacrificing its excellent tolerability,” said Dr. Guyer.
Amyotrophic Lateral Sclerosis (ALS)
•DAZALS – Exploratory analyses showed that patients who received dazucorilant 300 mg exhibited an 84 percent reduction in risk of death during the study’s first year compared to patients who received placebo (hazard ratio: 0.16, p-value: 0.0009) – This benefit persisted into the study’s second year with an 87 percent reduction in risk of death (hazard ratio: 0.13, p-value: < 0.0001)
•Phase 3 trial – Planned to begin next year
“In our Phase 2 DAZALS study, treatment with a cortisol modulator was associated with a profound reduction in early mortality, during a period when many patients with ALS still retain significant function and maintain good quality of life,” said Dr. Guyer. “We plan to begin a Phase 3 study next year.”
Conference Call
We will hold a conference call on November 3, 2026, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). Participants must register in advance of the conference call by clicking here. Upon registering, each participant will receive a dial-in number and a unique access PIN. Each access PIN will accommodate one caller. A listen-only webcast will be available by clicking here. A replay of the call will be available on the Investors / Events tab of Corcept.com.
About Corcept Therapeutics
For over 25 years, Corcept has focused on cortisol modulation and its potential to treat patients with a wide variety of serious disorders. We have discovered more than 1,000 proprietary selective glucocorticoid receptor antagonists. Our development activities include advanced clinical trials in patients with hypercortisolism, a variety of solid tumors, ALS and liver disease. In 2012, we introduced Korlym, the first medication approved by the U.S. Food and Drug Administration for the treatment of patients with endogenous Cushing’s syndrome. In March 2026, we introduced Lifyorli® as a treatment for patients with platinum-resistant ovarian cancer. Lifyorli is the first FDA-approved selective glucocorticoid receptor antagonist. We are headquartered in Redwood City, California. For more information, visit Corcept.com.

Forward-Looking Statements
Statements in this press release, other than statements of historical fact, are forward-looking statements based on our current plans and expectations and are subject to risks and uncertainties that might cause our actual results to differ materially from any future results expressed or implied by such forward-looking statements.
In this press release, forward-looking statements include those concerning: our 2026 revenue guidance; our expectations for continued growth in both our endocrinology and our oncology business; resubmission of our NDA for relacorilant for the treatment of patients with Cushing’s syndrome and our expectation that the FDA will issue a decision on this NDA by December 17, 2026; our anticipation that the European Commission will approve our MAA for relacorilant plus nab-paclitaxel to treat patients with platinum-resistant ovarian cancer by the end of this year; the potential for glucocorticoid receptor antagonism to be a mechanism for treating a broad range of cancer types and solid tumors in combination with a variety of anticancer therapies at every stage of disease; our ongoing and planned clinical trials and our plans to further expand our research activities with the goal of helping many more patients, including the expected enrollment of patients in our clinical trials, and the timing and outcome of the results of these trials; our expectation that certain of our current trials – BELLA (Parts B and C), TRIDENT and SYNERGY – will generate important data in 2027; our plan to study higher doses of miricorilant to determine if its fat- and fibrosis-reducing activity can be realized without sacrificing its tolerability; and our plan to begin a Phase 3 study of a cortisol modulator in the treatment of patients with ALS next year.
A further description of risks and uncertainties affecting our forward-looking statements can be found in our SEC filings, which are available at our website and the SEC’s website. These risks and uncertainties include, but are not limited to, those related to: our ability to operate our business; our efforts to study and develop Korlym, Lifyorli, relacorilant, miricorilant, dazucorilant, nenocorilant and our other product candidates; those molecules’ clinical attributes; regulatory approvals, mandates, oversight and other requirements imposed on our products or our business by laws, regulations or discretion of government authorities; and the scope and protective power of our intellectual property. We disclaim any intention or duty to update forward-looking statements made in this press release.

CORCEPT THERAPEUTICS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2026	December 31, 2025(1)
	(Unaudited)
Assets
Cash and investments	$662,307	$532,422
Trade receivables, net of allowances	111,061	59,786
Inventory	37,569	23,962
Operating lease right-of-use asset	6,517	4,583
Deferred tax assets, net	169,069	168,197
Other assets	47,504	47,701
Total assets	$1,034,027	$836,651
Liabilities and Stockholders’ Equity
Accounts payable	$21,924	$40,444
Operating lease liabilities	8,991	6,107
Other liabilities	169,372	142,295
Stockholders’ equity	833,740	647,805
Total liabilities and stockholders’ equity	$1,034,027	$836,651

(1) Derived from audited financial statements at that date

CORCEPT THERAPEUTICS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Revenues
Product revenue, net	$340,472	$207,638	$761,522	$559,282

Operating expenses
Cost of sales	4,608	4,596	11,552	10,432
Research and development	56,709	68,846	176,864	190,052
Selling, general and administrative	164,431	123,977	466,683	318,488
Total operating expenses	225,748	197,419	655,099	518,972
Income from operations	114,724	10,219	106,423	40,310
Interest and other income	5,583	5,024	15,100	16,243
Income before income taxes	120,307	15,243	121,523	56,553
Income tax benefit	6,471	4,425	16,481	18,811
Net income	$126,778	$19,668	$138,004	$75,364

Net income attributable to common stockholders	$124,489	$19,359	$135,459	$74,267

Basic net income per common share	$1.17	$0.19	$1.28	$0.71

Diluted net income per common share	$1.01	$0.16	$1.13	$0.62

Weighted-average shares outstanding used in computing net income per common share
Basic	106,628	103,545	105,488	103,919
Diluted	123,201	119,439	119,407	119,981

CORCEPT THERAPEUTICS INCORPORATED
PRODUCT REVENUE, NET BY PRODUCT
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Korlym and authorized generic	$249,067	$207,638	$622,553	$559,282
Lifyorli	91,405	—	138,969	—
Product revenue, net	$340,472	$207,638	$761,522	$559,282

CONTACT:
Corcept Therapeutics
Investor inquiries:
ir@corcept.com
Media inquiries:
communications@corcept.com
www.corcept.com